EXHIBIT 99.1

KBR Revises Guidance for 2016

HOUSTON – (September 30, 2016) – KBR, Inc. (NYSE: KBR) announced today that the Company has updated earnings guidance for 2016 to reflect expected increases in costs to complete engineering, procurement and construction (“EPC”) projects.

The majority of the cost increases relate to an EPC project for an electric power-generating facility within our Non-strategic business segment. As previously announced, the Company intends to exit the fixed priced EPC business for new power projects and this project is the last within the Company’s backlog of unfilled orders.  The increased forecast costs are primarily driven by subcontractor cost increases due to recent poor productivity, schedule delay and changes in execution strategy.  These costs stem from the impact of poor performance by the turbine supplier which continues to adversely impact construction progress. The project is approximately 86% complete as of September 30, 2016 with anticipated completion in the first half of 2017.

An EPC ammonia project in the Company’s Engineering & Construction business segment has continued to experience unforeseen costs during startup and commissioning related to mechanical failures of a vendor-supplied compressor and pumps. These issues have further delayed expected completion of the project to October 2016 resulting in increased construction and repair costs and the recognition of contractual liquidated damages.  This project is in the final stages of completion and start-up in anticipation of performance testing.

The amount of the expected cost increases is approximately $130 million on a pretax basis (EPS $0.91). We intend to seek compensation from vendors on both projects but, at this time, have not assumed any recovery in the financial results. As a result, KBR is revising full-year earnings guidance for 2016 EPS to a range of $0.30 to $0.50 per diluted share from the prior range of $1.20 to $1.45 per share excluding legal costs associated with legacy U.S. Government contracts.  KBR expects the legacy legal costs to be approximately $15 million, or $0.11 per fully diluted share in 2016.

“While the cost increases are highly disappointing, particularly on the power project, these legacy projects are nearing completion and we will not execute any new standalone fixed price EPC power projects. We believe this performance confirms that the decision for KBR to exit the fixed price EPC power business is the right one. Our strategy of acquiring new companies in the primarily reimbursable governmental and industrial services businesses along with the acquisition of new hydrocarbon based technologies is expected to provide growing and more predictable earnings and cash flow in 2017 and beyond. The actions we have taken today help draw a line under the past and will allow KBR to enter 2017 clear of the associated legacy problem projects” said Stuart Bradie, President and Chief Executive Officer of KBR, Inc.

About KBR, Inc.

KBR, Inc. is a global technology, engineering, procurement and construction company serving the hydrocarbons and government services industries, employing approximately 25,800 people worldwide with customers in more than 80 countries and operations in 40 countries across three distinct global businesses:

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Technology & Consulting, including proprietary technology in refining, ethylene, ammonia and fertilizers, and gasification; and niche consulting and know-how through subsidiaries Granherne, Energo and GVA

•	Engineering & Construction, including Offshore Oil & Gas; Onshore Oil & Gas; LNG/GTL; Refining; Petrochemicals; Chemicals; differentiated EPC, and Industrial Services

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Government Services, incorporating KBRwyle, includes capabilities that span the full spectrum of government mission requirements including research and development, testing, engineering, logistics, deployed operations, and life-cycle sustainment.

KBR is proud to work with its customers across the globe to provide technology, value-added consulting services, integrated EPC delivery and Long Term Industrial Services to ensure consistent project delivery with predictable results. At KBR, we deliver.
Visit www.kbr.com

Forward Looking Statement

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:

Investors
Lynn Nazareth
Vice President, Investor Relations
713-753-8776
Investors@kbr.com

Media
Marit Babin Stout
Director, Global Communications & Government Relations
713-753-3800
Mediarelations@kbr.com